EXHIBIT 23.1

             [Letterhead of Shatswell, MacLeod & Company, P.C.]


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements (No. 333-44837 and No. 333-100877) on Form S-8 of Falmouth Bancorp, Inc. of our report dated October 28, 2003, relating to the consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended
September 30, 2003, which report is incorporated by reference in the September 30, 2003 annual report on Form 10-KSB of Falmouth Bancorp, Inc.

                                       /s/ Shatswell, MacLeod & Company, P.C.
                                      SHATSWELL, McLeod & COMPANY, P.C.

West Peabody, Massachusetts
December 22, 2003